Exhibit 3.1

OFFICE PROPERTIES INCOME TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Office Properties Income Trust, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

Article I
FORMATION

Section 1.1      Formation. The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code (as defined in Article VII below); nor shall the Trustees or shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers.

Article II
NAME

Section 2.1      Name.  The name of the Trust is: Office Properties Income Trust. Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable or desirable, the Trust may use any other designation or name for the Trust.

Article III
PURPOSES AND POWERS

Section 3.1      Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property and interests in property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

Section 3.2      Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in this Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

Article IV
RESIDENT AGENT

Section 4.1      Resident Agent.  The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post office address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Trust may change such resident agent from time to time as the Board of Trustees shall determine. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

Article V
BOARD OF TRUSTEES

Section 5.1      Powers.  Subject to any express limitations contained in Title 8, this Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of this Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws. The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII is no longer required in order for the Trust to qualify as a real estate investment trust; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2      Term; Number; Qualifications.

(a)           At each annual meeting of shareholders of the Trust, all Trustees shall be elected to hold office for one-year terms expiring at the next annual meeting of shareholders following his or her election. Each trustee of the Trust (together hereinafter, the “Trustees”) shall serve until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office. Any person serving as Trustee shall meet the criteria and qualifications for office set forth from time to time in the Bylaws. Subject to the voting powers of one or more classes or series of Shares (as defined in Section 6.1 below) as set forth in the Bylaws, the number of Trustees shall be such number as shall be fixed from time to time by the Trustees; provided, however, that the number of Trustees shall in no event be less than three. The names of the individuals serving as Trustees until their successors are elected and qualify are as follows:

Jonathan Heller

Jonathan Kolatch

William Lamkin

Adam Portnoy

Irv Schlussel

It shall not be necessary to list in this Declaration of Trust the names and addresses of any Trustees hereinafter elected.

(b)           Vacancies on the Board of Trustees, whether resulting from an increase in the number of Trustees or otherwise, shall be filled in the manner provided in the Bylaws. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed pursuant to Section 5.3 at the time of the decrease. There shall be no cumulative voting in the election of Trustees.

Section 5.3      Resignation or Removal.  Any Trustee may resign or retire as a Trustee by an instrument in writing signed by him or her and delivered to the secretary of the Trust, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. A Trustee may be removed at any time (a)  with or without cause, at a meeting of the shareholders properly called for that purpose in accordance with the Bylaws, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of such Trustee or (b) with or without cause by the affirmative vote of not less than 75% of the remaining Trustees; provided, however, that, in the case of this clause (b), no Trustee may be removed without cause before June 17, 2027.

Section 5.4      Determinations by Board.   The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board of Trustees.

Article VI
SHARES OF BENEFICIAL INTEREST

Section 6.1      Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 100,000,000 Shares, consisting entirely of common shares of beneficial interest, $.01 par value per share (“Common Shares”). If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, without any action by the shareholders of the Trust, may amend this Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2      Common Shares.  Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.3      Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.3 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.4      Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration), subject to such restrictions or limitations, if any, under Maryland law or as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

Section 6.5      Dividends and Distributions.  The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. Shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.

Section 6.6      General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in this Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust or affect its continuity nor give his or her legal representative any rights whatsoever, whether against or in respect of other shareholders, the Trustees or the trust estate or otherwise, except the sole right to demand and, subject to the provisions of this Declaration of Trust, the Bylaws and any requirements of law, to receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such shareholder. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.7      Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it or pay cash for the fair value of a fraction of a Share.

Section 6.8      Declaration and Bylaws.  All shareholders are subject to the provisions of this Declaration of Trust and the Bylaws of the Trust.

Section 6.9      Divisions and Combinations of Shares.  Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide, split or combine (by issuing or redeeming, as applicable, Shares pro rata or by any other lawful means) the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

Section 6.10    Arbitration.

Section 6.10.1.  Any disputes, claims or controversies brought by or on behalf of any shareholder of the Trust (which, for purposes of this Section 6.10, shall mean any shareholder of record or any beneficial owner of Shares, or any former shareholder of record or beneficial owner of Shares), either on his, her or its own behalf, on behalf of the Trust or on behalf of any series or class of Shares or shareholders of the Trust against the Trust or any Trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Trust, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Declaration of Trust or the Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the procedures and rules for arbitration prescribed by the Bylaws. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against Trustees, officers or managers of the Trust and class actions by shareholders against those individuals or entities and the Trust. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

Section 6.10.2.  The award or decision of the arbitrator(s) shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made, except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 6.10.3.  Except as otherwise set forth in Section 8.6 or Article IX, the Bylaws or agreed between the parties, each party involved in a Dispute shall bear its own costs and expenses of arbitration (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Trust’s award to the claimant or the claimant’s attorneys.

Section 6.10.4.  This Section 6.10 is intended to benefit and be enforceable by the Trustees, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of the Trust and shall be binding on the shareholders of the Trust and the Trust, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Article VII
RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1      Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include, but not be limited to, interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3(g), provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any trust provided for in Section 7.2(a)(ii) and Section 7.3(a).

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 7.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the common shares of beneficial interest designated as such in this Declaration of Trust.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or treated as beneficially owned under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean (a) a shareholder of the Trust for whom an Excepted Holder Limit (if any) is created by the Board of Trustees pursuant to Section 7.2(e)(i), (b) the Trust’s manager (the “Manager”), (c) Affiliates of the Manager and (d) on account of Constructive Ownership, Persons to whom the Manager’s share ownership is attributable or whose share ownership is attributable to the Manager.

“Excepted Holder Limit” shall mean, provided that and only so long as the affected Excepted Holder complies with all of the requirements (if any) established by the Board of Trustees pursuant to Section 7.2(e), the percentage limit (if any) established by the Board of Trustees with respect to such Excepted Holder.

“Market Price” with respect to Shares on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Shares, or if such Shares are not listed or admitted to trading on any National Securities Exchange, the last sale price in the over the counter market, or if no trading price is available for such Shares, the fair market value of such Shares as determined in good faith by the Board of Trustees.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as amended, supplemented or restated from time to time, and any successor to such statute.

“Ownership Limit” shall mean (a) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination and (b) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination.

“Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof.

“Prohibited Owner” shall mean any Person who, but for the provisions of Section 7.2(a), would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the holder of record in the books of the Trust or the Trust’s transfer agent of Shares that the Prohibited Owner would have so owned.

“REIT” shall mean a “real estate investment trust” within the meaning of Section 856 of the Code.

“Shares” shall mean the shares of beneficial interest of the Trust.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, including, without limitation, (a) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (e) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2      Restrictions on Ownership.

(a)            Ownership Limitations.

(i)              Basic Restrictions.  (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit. (B) No Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit (if any) for such Excepted Holder. (C) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856 (c) of the Code). (D) Subject to Section 7.6, notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(ii)            Transfer in Trust or Voided Transfer.  If any Transfer of Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2(a) (i)(A), Section 7.2(a)(i)(B) or Section 7.2(a)(i)(C), as applicable, then the Board of Trustees shall be authorized and empowered to deem (and if so deemed, such action and result shall be deemed to occur and the officers of the Trust shall be authorized to take such actions in the name and on behalf of the Trust authorized by the Board of Trustees to effectuate the same): (A) that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i)(A), Section 7.2(a)(i)(B) or Section 7.2(a)(i)(C) (rounded upward to the nearest whole share, and such excess shares, including as so rounded, the “Excess Shares”) to be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such determination of such Transfer or at such other time determined by the Board of Trustees, and such Person shall acquire no rights in the Excess Shares; or (B) to the fullest extent permitted by law, the Transfer of Excess Shares to be void ab initio, in which case, the intended transferee shall acquire no rights in the Excess Shares.

(iii)            Cooperation.  The shareholder that would otherwise qualify as a Prohibited Owner absent the application of the provisions of Section 7.2(a)(ii) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board of Trustees pursuant to Section 7.2(a)(ii), including, without limitation, informing the Trust where any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Trustees.

(b)           Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.2(a)(i) (whether or not such violation is intended), the Board of Trustees or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event. This Section 7.2(b) shall not in any way limit the provisions of Section 7.2(a)(ii).

(c)          Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2(a)(i), or any Person who would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request.

(d)           Owners Required to Provide Information.  Every shareholder of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the Shares of any series or class outstanding at the time of determination, within 30 days after the end of each taxable year and also within three business days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned, and a description of the manner in which such Shares are held; provided that a shareholder who holds Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder is nominee. Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT, to determine the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with requirements of any taxing authority or other governmental authority or to determine such compliance.

(e)           Exceptions.

(i)             The Board of Trustees, in its sole discretion, may grant to any Person who makes a request therefor (a “Requesting Person”) an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Shares, subject to the following conditions and limitations: (A) the Board of Trustees shall have determined, in its discretion, that: (1) the Beneficial Ownership or Constructive Ownership of Shares by such shareholder in excess of the Ownership Limit would not violate Section 7.2(a)(i)(C), (2) the Requesting Person does not and will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, (3) the Requesting Person’s ownership of Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Shares by all other Persons as permitted under this Article VII, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any contract to which the Trust or any of its subsidiaries is a party or reasonably expects to become a party and (4) the Requesting Person’s ownership of Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Shares by all other Persons as permitted under this Article VII, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Trust; and (B)(1) prior to granting any exception pursuant to this Section 7.2(e)(i), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in their sole discretion, as they may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT and (2) such Requesting Person provides to the Board of Trustees, for the benefit of the Trust, such representations and undertakings, if any, as the Board of Trustees may, in its discretion, determine to be necessary in order for it to make the determination that the conditions set forth in Section 7.2(e)(i)(A) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit (if any) for such Requesting Person with respect to the Constructive Ownership of one or more other classes or series of Shares not subject to the exception), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Section 7.2 (a)(ii) and Section 7.2(b) with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this Section 7.2(e)(i)). If a member of the Board of Trustees requests that the Board of Trustees grant an exception pursuant to this Section 7.2(e) with respect to such member, or with respect to any other Person if such member of the Board of Trustees would be considered to be the Beneficial Owner or Constructive Owner of Shares owned by such other Person, such member of the Board of Trustees shall not participate in the decision of the Board of Trustees as to whether to grant any such exception.

(ii)             In determining whether to grant any exemption pursuant to Section 7.2(e)(i), the Board of Trustees may, but need not, consider, among other factors, (A) the general reputation and moral character of the Requesting Person, (B) whether ownership of Shares would be direct or through ownership attribution, (C) whether the Requesting Person’s ownership of Shares would interfere with the conduct of the Trust’s business, including, without limitation, the Trust’s ability to acquire additional properties, (D) whether granting an exemption for the Requesting Person would adversely affect any of the Trust’s existing contractual arrangements or business policies, (E) whether the Requesting Person to whom the exception would apply has been approved as an owner of the Trust by all regulatory or other governmental authorities who have jurisdiction over the Trust and (F) whether the Requesting Person to whom the exemption would apply is attempting to change control of the Trust or affect its policies in a way which the Board of Trustees, in its discretion, considers adverse to the best interests of the Trust or the shareholders. Nothing in this Section 7.2(e)(ii) shall be interpreted to mean that the Board of Trustees may not act in its discretion in making any determination under Section 7.2(e)(i).

(iii)            An underwriter or initial purchaser that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement as determined by the Board of Trustees.

Section 7.3      Transfer of Shares.

(a)           Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2(a)(ii) that results in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 7.3(e)). Such transfer to the Charitable Trustee shall be deemed to be effective as of the time provided in Section 7.2(a)(ii). Any Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3(g).

(b)           Status of Shares Held by a Charitable Trustee.  Shares held by a Charitable Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall:

(i)             have no rights in the Shares held by the Charitable Trustee;

(ii)            not benefit economically from ownership of any Shares held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 7.3(e));

(iii)           have no rights to dividends or other distributions;

(iv)           not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust; and

(v)            have no claim, cause of action or other recourse whatsoever against the purported transferor of such Shares.

(c)           Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 7.3(e)). Any dividend or other distribution paid with respect to any Shares which constituted Excess Shares at such time and prior to Shares having been transferred to the Charitable Trustee shall be paid to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid with respect to such Shares shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s discretion) (i) to rescind as void any vote cast by a Prohibited Owner with respect to such Shares at any time such Shares constituted Excess Shares with respect to such Prohibited Owner and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of shareholders.

(d)           Rights upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 7.3(e).

(e)           Sale of Shares by Charitable Trustee.  Unless otherwise directed by the Board of Trustees, within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the Charitable Trustee shall sell the Shares held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such Shares as to any Shares transferred to the Charitable Trustee as a result of the operation of Section 7.2(a)(ii)) to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3(e). A Prohibited Owner shall receive the lesser of (A) the net price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (for example, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 7.4 and (B) the net sales proceeds received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 7.4. If such Shares are sold by a Prohibited Owner, then (A) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (B) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3(e), such excess shall be paid promptly to the Charitable Trustee upon demand.

(f)            Trust’s Purchase Right in Excess Shares.  Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article VII, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Shares, such as in the case of a devise, gift or other such transaction, the Market Price per such Share on the day of the event causing the Shares to become Excess Shares) and (ii) the Market Price per such Share on the date the Trust, or its designee, accepts such offer, in each case of clauses (i) and (ii) of this sentence, less the costs, expenses and compensation of the Charitable Trustee, if any, and the Trust as provided in Section 7.4. The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Shares held in the Charitable Trust, if any, pursuant to Section 7.3(e). Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this Article VII, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary as provided in Section 7.3(e).

(g)           Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary and (ii) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article VII, including, without limitation, Section 7.3(h).

(h)           Retroactive Changes.  Notwithstanding any other provisions of this Article VII, the Board of Trustees is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this Article VII, including, without limitation, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board of Trustees shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee pursuant to Section 7.4.

Section 7.4      Costs, Expenses and Compensation of Charitable Trustee and the Trust.

(a)           The Charitable Trustee shall be indemnified by the Trust or from the proceeds from the sale of Shares held in the Charitable Trust, as further provided in this Article VII, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article VII.

(b)           The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Trustees and the Charitable Trustee.

(c)           Costs, expenses and compensation payable to the Charitable Trustee pursuant to Section 7.4(a) and Section 7.4(b) may be funded from the Charitable Trust or by the Trust. The Trust shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Section 7.4(a) and Section 7.4(b)) from the Charitable Trust for any such amounts funded by the Trust.

(d)           Costs and expenses incurred by the Trust in the process of enforcing the ownership limitation set forth in Section 7.2(a)(i), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Trust, may be collected from the Charitable Trust.

Section 7.5      Legend.  Each certificate for Shares, if any, shall bear a legend describing the restrictions on transferability of Shares contained herein or, instead of a legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.6      Transactions on a National Securities Exchange.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.7      Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.8      Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.9      Enforceability.  If any of the restrictions on transfer of Shares contained in this Article VII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the fullest extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.

Article VIII

SHAREHOLDERS

Section 8.1      Meetings.  There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2      Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of this Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust to the extent required by Title 8, or the sale or disposition of substantially all of the Trust Property, as provided in Article XI; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3      Preemptive and Appraisal Rights.  Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.3, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b) have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding, including, without limitation, any right to exercise the rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute, unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 8.4      Voting Standards.  Except as specifically provided in Section 5.3 (relating to removal of Trustees) or the Bylaws and subject to Section 8.5 and Section 10.3, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by (a) the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter, or (b) if Maryland law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of the votes cast on the matter.

Section 8.5      Board Approval.  The submission of any action to the shareholders for their consideration shall first be approved or advised by the Board of Trustees, and the shareholders shall not otherwise be entitled to act thereon except as otherwise expressly required by law, this Declaration, or the Bylaws.

Section 8.6      Indemnification of the Trust.

(a)           Each shareholder will be liable to the Trust for, and indemnify and hold harmless the Trust (and any affiliates thereof) from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys’ and other professional fees, whether third-party or internal, arising from such shareholder’s breach of or failure to fully comply with any covenant, condition or provision of this Declaration of Trust or the Bylaws (including Section 2.14 of the Bylaws) or any action by or against the Trust in which such shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum and the maximum amount permitted by law, from the date such costs or the like are incurred until the receipt of payment.

(b)           Each Prohibited Owner (as defined in Article VII) will be liable to the Trust for, and indemnify and hold harmless the Trust from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable documented attorneys’ fees, arising from such Prohibited Owner’s breach of or failure to fully comply with the provisions of Article VII hereof, only to the extent that the Trust is unable to collect such amounts from the Charitable Trust pursuant to Section 7.4(d) despite its reasonable best efforts to do so. Notwithstanding anything else contained herein or the Bylaws, and to the fullest extent permitted by applicable law, in no event shall any shareholder, including a Prohibited Owner, be liable to the Trust, its manager or any of its affiliates or shareholders for any indirect, special, exemplary, punitive or consequential damages of any kind hereunder.

Section 8.7      Compliance with Law.  Shareholders shall comply with this Declaration of Trust, the Bylaws, all applicable requirements of federal and state laws, including all rules and regulations promulgated thereunder, and the contractual obligations of the Trust, in connection with such shareholder’s ownership interest in the Trust and all other laws which apply to the Trust or any subsidiary of the Trust or their respective businesses, assets or operations and which require action or inaction on the part of the shareholder.

Article IX

LIABILITY LIMITATION, INDEMNIFICATION
AND CONFLICTS OF INTEREST

Section 9.1      Limitation of Shareholder Liability.  No shareholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of the Trust by reason of the person or entity being a shareholder, nor shall any shareholder solely by virtue of being a shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the trust estate or the affairs of the Trust.

Section 9.2      Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no current or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, or arising by reason of his or her action on behalf of the Trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3      Express Exculpatory Clauses and Instruments.  Any written instrument creating an obligation of the Trust shall, to the extent practicable, include a reference to this Declaration and provide that neither the shareholders nor the Trustees nor any officers, employees or agents (including the Manager) of the Trust shall be liable thereunder and that all persons shall look solely to the trust estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the shareholders, any Trustee, or any officer, employee or agent (including the Manager) of the Trust liable, nor shall the shareholders, any Trustee or any officer, employee or agent (including the Manager) of the Trust be liable to anyone for such omission.

Section 9.4      Indemnification.  The Trust shall, to the maximum extent permitted by Title 8 and by the general laws of the State of Maryland applicable to Maryland corporations in effect from time to time, indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer, partner, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Trustee or officer of the Trust or by reason of his status as a present or former trustee, director, officer, partner, employee or agent of such other real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or enterprise. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Trustees may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above.

Section 9.5      Transactions Between the Trust and its Trustees, Officers, Employees and Agents.

(a)           No contract or other transaction of the Trust with any firm, corporation or other Person in which the Trust has an interest shall be affected or invalidated by the fact that any one or more of the Trustees or officers, employees or agents of the Trust, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board of Trustees or a duly authorized committee thereof in accordance with the laws of the State of Maryland. Each person who may become a Trustee or officer of the Trust is hereby relieved, in his or her capacity as such, from any personal liability (solely to the extent arising from the fact that the matter was contracted for the benefit of such Person) that might otherwise arise by reason of his or her contracting with the Trust for the benefit of himself or herself or any Person in which he or she may be in any way interested.

(b)           Subject to any express restrictions adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind, whether or not any of its Trustees, officers, employees or agents has an interest in such transaction, with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust or in which a Trustee, officer, employee or agent of the Trust has an interest.

(c)           To the extent permitted by Maryland law, a contract or other transaction between the Trust and any Trustee or between the Trust and the Manager or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has an interest shall not be void or voidable if:

(i)            The fact of the common directorship, trusteeship or interest is disclosed or known to:

(A)            The Board of Trustees or a proper committee thereof, and the Board of Trustees or such Committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum; or

(B)             The shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee, corporation, trust, firm or other entity; or

(C)             The contract or transaction is fair and reasonable to the Trust.

(ii)           Common or interested trustees or the shares owned by them or by an interested corporation, trust, firm or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Trustees or a committee thereof or at a meeting of the shareholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

(d)           The failure of a contract or other transaction between the Trust and any Trustee or between the Trust and the Manager or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has an interest to satisfy the criteria set forth in Section 9.5(c) shall not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by Maryland law. To the fullest extent permitted by Maryland law, (i) the fixing by the Board of Trustees of compensation for a Trustee (whether as a Trustee or in any other capacity) and (ii) Section 9.4 of this Declaration of Trust or any provision of the Bylaws or any contract or transaction requiring or permitting indemnification (including advancing of expenses) in accordance with terms and procedures not materially less favorable to the Trust than those described in Section 2-418 (or any successor section thereto) of the Maryland General Corporation Law (as in effect at the time such provision was adopted or such contract or transaction was entered into or as it may thereafter be in effect) shall be deemed to have satisfied the criteria set forth in Section 9.5(c).

Section 9.6    Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business.  Subject to any restrictions which may be adopted by the Trustees in the Bylaws or otherwise: any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares in the Trust, for his or her individual account, and may exercise all rights of a shareholder to the same extent and in the same manner as if he or she were not a Trustee or officer, employee or agent of the Trust. Any Trustee or officer, employee or agent of the Trust may, in his or her personal capacity or in the capacity of trustee, officer, director, shareholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the acquisition, syndication, holding, management, development, operation or disposition, for his or her own account, or for the account of such Person or others, of interests in mortgages, interests in real property, or interests in Persons engaged in the real estate business. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him or her in any capacity other than solely as a Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Any Trustee or officer, employee or agent of the Trust may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as a Trustee, officer, employee or agent or otherwise hereunder. None of these activities shall be deemed to conflict with his or her duties and powers as a Trustee or officer, employee or agent of the Trust.

Section 9.7     Reliance.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust or by the Manager, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section 9.8    Corporate Opportunities.

(a)           For purposes of this Section 9.8, the following terms shall have the following meanings:

“Identified Person” shall mean any (i) the shareholder of the Trust and any shareholder’s Related Persons or Related Funds and (ii) any Non-Employee Trustee and his or her Related Persons; provided, however, that no employee of the Trust shall be an Identified Person).

“Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof.

“Related Fund” shall mean, with respect to any Person, any fund, account or investment vehicle that is controlled, advised, sub-advised, managed or co-managed by such Person or by any Related Person of such Person.

“Related Person” shall mean (x) in respect of any shareholders of the Trust, any Person that, directly or indirectly, is controlled by such shareholder, controls such shareholder or is under common control with such shareholder and shall include any principal, member, manager, trustee, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Trust and any entity that is controlled by the Trust), (y) in respect of a Non-Employee Trustee, such non-Employee Trustee’s employer or any Related Person of such employer and any Person that, directly or indirectly, is controlled by such Non-Employee Trustee (other than the Trust and any entity that is controlled by the Trust) and (z) in respect of the Trust, any Person that, directly or indirectly, is controlled by the Trust.

(b)           In recognition and anticipation that (i) certain trustees, principals, officers and employees or other representatives of shareholders of the Trust and their respective Related Persons (as defined below) may serve as Trustees or officers of the Trust, (ii) shareholders of the Trust and their respective Related Persons or Related Funds (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Trust, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Trust, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Trust (“Non-Employee Trustees”) and their respective Related Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Trust, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Trust, directly or indirectly, may engage, the provisions of this Section 9.9 are set forth to regulate and define the conduct of certain affairs of the Trust with respect to certain classes or categories of business opportunities as they may involve the Trust’s shareholders, the Non-Employee Trustees or their respective Related Persons and the powers, rights, duties and liabilities of the Trust and the Trust’s Trustees, officers and shareholders in connection therewith.

(c)           No Identified Person shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Trust or any of its Related Persons now engages, engages in the future or proposes to engage, (y) making investments in any kind of property in which the Trust makes or may make investments or (z) otherwise competing with the Trust or any of its Related Persons, and, to the fullest extent permitted by the Maryland law, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Trust or its shareholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Trust or its shareholders or (B) be liable to the Trust or its shareholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Trust hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Trust or any of its Related Persons, except as provided in Section 9.8(d). Subject to Section 9.8(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Trust or any of its Related Persons, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Trust or any of its Related Persons and, to the fullest extent permitted by Maryland law, shall not (I) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Trust or its shareholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Trust or its shareholders or (II) be liable to the Trust or its shareholders for breach of any fiduciary duty as a shareholder, Trustee or officer of the Trust, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d)           The Trust does not renounce its interest in any corporate opportunity offered to any Non-Employee Trustee (including any Non-Employee Trustee who serves as an officer of this Trust) if such opportunity is expressly offered to such person solely in his or her capacity as a Trustee or officer of the Trust and the provisions of Section 9.8(c) shall not apply to any such corporate opportunity.

(e)           In addition to and notwithstanding the foregoing provisions of this Section 9.8, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Trust if it is a business opportunity that the Trust is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Trust’s business or is of no practical advantage to it or that is one in which the Trust has no interest or reasonable expectancy.

(f)            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Trust shall be deemed to have notice of and to have consented to the provisions of this Section 9.8.

Article X

AMENDMENTS

Section 10.1   General.  The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law. All rights and powers conferred by this Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. Except as otherwise expressly provided herein, an amendment to this Declaration of Trust (a) shall be adopted by a resolution of a majority of the Trustees then in office, setting forth the proposed amendment and declaring such amendment advisable and (b) shall be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon at an annual meeting of the shareholders or a special meeting called for such purpose in accordance with the Bylaws and, in each case, (i) shall be filed for record as provided in Section 13.6 and (ii) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to this Declaration of Trust shall include all amendments and supplements thereto.

Section 10.2   By Trustees.  The Trustees may amend this Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, to qualify as a real estate investment trust under the Code, or to restate this Declaration of Trust as provided in Section 8-501.2 of Title 8, or as may be otherwise permitted by Title 8. If permitted by Maryland law as in effect from time to time, the Trustees may amend this Declaration of Trust from time to time in any other respect, in accordance with such law, without any action by the shareholders.

Article XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Section 11.1   Merger, Consolidation or Sale.  Subject to the provisions of any class or series of Shares at the time outstanding, and subject to the provisions of §8-501.1 of Title 8, the Trust may (a) merge with or into another entity, (b) consolidate with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the trust property. Any such action must first be approved by 60% of the Trustees then in office, and, after notice to all shareholders entitled to vote on the matter in accordance with the Bylaws, by (i) the affirmative vote of a majority of all the votes entitled to be cast on the matter or (ii) if Maryland law hereafter permits the effectiveness of a vote described in this clause (ii), the affirmative vote of a majority of the votes cast on the matter.

Article XII

DURATION AND TERMINATION OF TRUST

Section 12.1   Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 12.2.

Section 12.2   Termination.

(a)           Subject to the provisions of any class or series of Shares at the time outstanding, after approval by 60% of the Trustees then in office, the Trust may be terminated at any meeting of shareholders by (i) the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter or (ii) or if hereafter expressly authorized by Title 8, the affirmative vote of a majority of the votes cast on the matter. Upon the termination of the Trust:

(i)            The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)           The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)          After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of any Shares other than Common Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)           After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

Article XIII

MISCELLANEOUS

Section 13.1   Governing Law.  This Declaration of Trust is executed and delivered with reference to the laws of the State of Maryland, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to the conflict of laws provisions thereof.

Section 13.2   Dealings with Third Parties.  Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any Persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Trust and within the powers of such Trustees or officers, employees or agents. No Person dealing with the Board or any of the Trustees or with the officers, employees or agents of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or to see to the application of any funds or property passing into their hands or control. The receipt of the Board or any of the Trustees, or of authorized officers, employees or agents of the Trust, for moneys or other consideration, shall be binding upon the Trust. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment or supplement to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust.

Section 13.3   Severability.

(a)           The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted (including but not limited to the election of Trustees) prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 10.2.

(b)           If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 13.4   Construction.  In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code, Title 8 or to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.5   Recordation.  This Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment or supplement hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments and supplements thereto.

THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the sole shareholder of the Trust as required by law.

FOURTH: The foregoing amendment and restatement of the Declaration of Trust does not increase the authorized number of shares of beneficial interest of the Trust.

FIFTH: These Articles of Amendment and Restatement shall become effective at 6:00 p.m. on June 17, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 17th day of June, 2026.

ATTEST:		OFFICE PROPERTIES INCOME TRUST

By:	/s/ Lindsey A. Getz	By:	/s/ Brian E. Donley
Name:	Lindsey A. Getz.	Name:	Brian E. Donley
Title:	Secretary	Title:	Chief Financial Officer and Treasurer